Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2017, with respect to the financial statements and financial highlights of The Tocqueville Trust (which includes The Tocqueville International Value Fund) for the year ended October 31, 2017, which is incorporated by reference in this Registration Statement of American Beacon Funds.  We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights”.

/s/ Grant Thornton LLP

Chicago, Illinois
September 14, 2018